Exhibit 15.1

HELIX BIOPHARMA CORP.

AUDIT COMMITTEE CHARTER
(As approved on October 20, 2010)

The Audit Committee of the Board of Directors (the “Board”) of Helix BioPharma Corp. (the “Corporation”) shall have the composition, responsibilities, powers, duties and authority specified in this Charter.

I. Purpose

The Audit Committee’s purpose is to:

a.	Assist the Board’s oversight of:

	i.	The integrity of the Corporation’s financial statements;

	ii.	The Corporation's financial accounting and reporting, the system of internal controls established by management, and the adequacy of internal and independent auditing relative to these activities;

	iii.	The Corporation’s compliance with legal and regulatory requirements; and

	iv.	The qualifications, independence and performance of the independent public accounting firm auditing the Corporation’s financial statements.

b.

Prepare such reports as may be required from time to time by applicable securities laws and by the rules and regulations of applicable regulatory authorities (including any stock exchange on which the Corporation’s securities are listed) (such laws, rules and regulations being hereinafter referred to, collectively, as the “Rules and Regulations”).

c.

Oversee the work of the Corporation’s independent accounting firm, including the resolution of disagreements between management and the independent public accounting firm regarding financial reporting.

II. Composition, Appointment and Procedures.

a.

The Audit Committee shall consist of at least three members of the Board, each of whom shall be, subject to such exceptions as may be permitted by the Rules and Regulations, an “independent director” and “financially literate” within the meaning of the Rules and Regulations.

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b.

No member of the Audit Committee may concurrently serve on the audit committee of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.

c.	The members of the Audit Committee shall be appointed by the Board and shall continue to act until their successors are appointed. Members shall be subject to removal at any time by the Board.

d.

The Audit Committee shall meet at least four times each year. At such meetings, the Audit Committee shall discuss such audit matters as the Audit Committee deems appropriate with the Corporation's CFO and independent public accounting firm.

e.	Periodically, the Audit Committee shall meet separately with the independent public accounting firm.

III.Duties and Responsibilities with Respect to Audit, Accounting and Financial Disclosure.

The Audit Committee shall:

a.

Prior to filing with the applicable regulatory authorities or otherwise publicly disclosing the information, review and discuss with the Corporation's management and independent public accounting firm:

	i.	the Corporation's annual audited financial statements, quarterly financial statements, and annual and quarterly financial press release, including the Corporation's disclosures under “Management's Discussion and Analysis”; and,
	ii.	the scope and results of the annual audit, or any interim reporting;

b.	Review and discuss with the Corporation's management and independent public accounting firm:

	i.	major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation's selection or application of accounting principles, and major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies;
	ii.	analyses prepared by management and/or the independent public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

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	iii.	the effect of regulatory and accounting initiatives, as well as off-balance-sheet structures, on the Corporation's financial statements; and

	iv.	the type and presentation of information to be included in quarterly and annual financial press releases;

c.	Review with the Corporation's independent public accounting firm any audit problems or difficulties and management's response, including:

	i.	any restrictions on the scope of the activities of the independent public accounting firm;

	ii.	any restriction on the independent public accounting firm's access to requested materials;

	iii.	any significant disagreements with management; and

	iv.	any material audit differences that the independent public accounting firm noted or proposed but for which the Corporation's financial statements were not adjusted;

d.	Resolve any disagreements between the independent public accounting firm and Corporation's management regarding financial reporting;

e.	Discuss with the Corporation's management, independent public accounting firm and Chief Financial Officer the adequacy of the Corporation's internal accounting, financial and operating controls;

f.

Be satisfied that adequate procedures are in place for the review of the Corporation’s public disclosure of financial information extracted or derived from the Corporation’s financial statements, and periodically assess the adequacy of such procedures; and

g.	Report to the Board with respect to the foregoing.

IV. Specific Responsibilities With Respect to the Corporation’s Independent Public Accounting Firm

The Corporation's independent public accounting firm is ultimately accountable to the Board and shall report directly to the Audit Committee.

a.	The Audit Committee shall recommend to the Board of Directors:

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	i.	The independent public accounting firm to be nominated for the purpose of preparing or issuing an auditor's report or performing other audit, review or attest services for the Corporation; and

	ii.	The compensation of the independent public accounting firm.

b.	The Audit Committee shall annually evaluate the qualifications, performance and independence of the independent public accounting firm and the lead partner.

c.	The Audit Committee shall pre-approve all non-audit services to be provided to the Corporation or its subsidiary entities by the Corporation’s independent public accounting firm.

d.

The Audit Committee shall review and approve the compensation and terms of engagement of the Corporation's independent public accounting firm before the firm provides any audit, audit-related, tax or permitted non-audit services.

e.	At least annually, the Audit Committee shall obtain and review a report by the independent public accounting firm describing:

	i.	the firm's internal quality control procedures,

	ii.	any material issues raised by the firm's most recent internal quality control review or peer review; and

	iii.	all relationships between the firm and the Corporation.

f.	Obtain from the independent public accounting firm assurance that they are not aware of any illegal act that has or may have occurred.

g.	The Audit Committee shall report to the Board with respect to the foregoing.

V. Additional Powers, Duties and Authority.

The Audit Committee shall have additional powers, duties and authority to:

a.	Monitor, review, and, if necessary or advisable, revise and update the Corporation's procedures for:

	i.	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls and auditing matters; and

	ii.	the confidential, anonymous submission by the Corporation's employees of concerns regarding accounting or auditing matters;

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b.

Discuss with the Corporation's management the Corporation's guidelines and policies with respect to risk assessment and risk management, including the Corporation's major financial risk exposures and the steps management takes to monitor and control such exposures;

c.

Annually review the Audit Committee's performance and Charter, which shall include evaluating each member's qualifications, attendance, understanding of the Audit Committee's responsibilities and contribution to the functioning of the Audit Committee, and recommend any proposed changes to the Board for approval;

d.	Prepare such reports as are required by the Rules and Regulations;

e.

Review with the Corporation's General Counsel legal matters that may have a material impact on the financial statements, the Corporation's Code of Business Conduct and Ethics and any material reports or inquiries received from regulators or governmental agencies;

f.

As the Audit Committee may deem appropriate, retain and terminate any legal, accounting or other consultants, who shall report directly to the Audit Committee, on such terms and conditions, including fees, as the Audit Committee in its sole discretion shall approve;

g.

Request that any of the Corporation's officers, employees, outside counsel or independent public accounting firm attend any meeting of the Audit Committee or meet with any of the Audit Committee's members or consultants;

h.	Review and approve the Corporation’s hiring policies regarding partners, employees and former partners and employees of the Corporation’s present and former independent public accounting firm; and

i.	Report to the Board with respect to the foregoing.

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